                                      EXHIBIT 11
                        BUILDING MATERIALS HOLDING CORPORATION
                          Computation of Earnings Per Share



COMPUTATION OF PRIMARY EARNINGS PER SHARE

                                                           Three Months Ended            Nine Months Ended
                                                     ----------------------------  ----------------------------
                                                     September 30,  September 30,  September 30,  September 30,
                                                         1997           1996           1997           1996
                                                     -------------  -------------  -------------  -------------
Net income                                            $4,212,000     $4,560,000     $8,128,000     $8,840,000
Class B preferred stock accretion                             --         (8,500)        (6,500)       (25,500)
                                                      ----------     ----------    -----------     ----------
Adjusted net income                                   $4,212,000     $4,551,500     $8,121,500     $8,814,500
                                                      ==========     ==========    ===========     ==========

Weighted average shares outstanding                   11,833,728     11,807,613     11,830,365     10,401,785

Net effect of dilutive stock options based on the
  treasury stock method using average market price       218,188        236,521        216,131        247,912
                                                      ----------     ----------     ----------     ----------
Total common shares and equivalents                   12,051,916     12,044,134     12,046,496     10,649,697
                                                      ==========     ==========     ==========     ==========

PRIMARY INCOME PER SHARE                              $      .35     $      .38    $       .67     $      .83
                                                      ==========     ==========    ===========     ==========
COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE

Adjusted net income                                   $4,212,000     $4,551,500     $8,121,500     $8,814,500
                                                      ==========     ==========    ===========     ==========
Weighted average shares outstanding                   11,833,728     11,807,613     11,830,365     10,401,785

Net effect of dilutive stock options based on the
  treasury stock method using the higher of
  quarter-end market price or average market price       225,840        236,521        224,924        247,912
                                                      ----------     ----------     ----------     ----------
Total common shares and equivalents                   12,059,568     12,044,134     12,055,289     10,649,697
                                                      ==========     ==========     ==========     ==========

FULLY DILUTED EARNINGS PER SHARE                       $     .35      $     .38      $     .67      $     .83
                                                       =========      =========      =========      =========
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